Exhibit 99.1

Transcript of Q4 Quarterly Earnings Conference Call

held by Standard Parking Corporation

on March 8, 2012

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected cost synergies and other anticipated benefits of the proposed merger of Standard Parking Corporation (“Standard”) and the parent of Central Parking Corporation (“Central”), the expected future operating results of the combined company, the expected timing of completion of the merger and the other expectations, beliefs, plans, intentions and strategies of Standard. Standard has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction is not completed on a timely basis or at all; the ability to integrate Central into the business of Standard successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that Standard anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that Standard or Central may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; and changes in general economic and business conditions or demographic trends.

For a detailed discussion of factors that could affect Standard’s future operating results, please see Standard’s filings with the Securities and Exchange Commission (the “SEC”), including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, Standard undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events or for any other reason.

Additional Information

The shares of Standard’s common stock to be issued as consideration under the merger agreement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and, unless so registered, such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This document does not constitute an offer to buy or sell securities, or a solicitation of any vote or approval, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Standard intends to file with the SEC a proxy statement and other relevant materials in connection with the proposed business combination transaction referenced in this document. Before making any voting decision with respect to the proposed transaction, Standard stockholders are urged to read the proxy statement when it becomes available, and as it may be amended from time to time, because it will contain important information regarding the proposed transaction. Standard’s stockholders may obtain a free copy of the proxy statement and other relevant materials, when available, and other documents filed by Standard with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Standard to all of its stockholders. Additional requests for proxy statements and other relevant materials should be directed to Standard Parking, Investor Relations, 900 N. Michigan Ave., Chicago, IL 60611 or by email at investor_relations@standardparking.com.

Standard and Central and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard’s stockholders with respect to the proposed transaction. Any interests of the executive officers and directors of Standard and Central in the proposed transaction will be described in the proxy statement, when it becomes available. For additional information about Standard’s executive officers and directors, see Standard’s proxy statement filed with the SEC on March 28, 2011.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2011 Standard Parking Earnings Conference Call. My name is Mary and I’ll be your operator for today. At this time, all participants are in a listen-only mode. Later, we’ll have a question-and-answer session. [Operator Instructions]

I would now like to turn the conference over to your host for today, Mr. Marc Baumann, Executive Vice President and Chief Financial Officer of Standard Parking. Please proceed, sir.

G. Marc Baumann, Chief Financial Officer, Treasurer & Executive VP

Thank you, Mary, and good morning, everybody. As Mary said, I’m Marc Baumann, Chief Financial Officer of Standard Parking, and I’m your primary Investor Relations contact. Welcome to the conference call for the fourth quarter of 2011. I hope all of you have had a chance to review our earnings announcement, which was released last evening. We expect to file the 10-K for 2011 by March 15.

We’ll begin our call today with a brief overview by Jim Wilhelm, our President and Chief Executive Officer, and then I’ll discuss some of the financials in a little more detail. After that, we’ll open up the call for a Q&A session.

During the call, we’ll make some remarks that will be considered forward-looking statements, including statements regarding expected cost synergies and other anticipated benefits of the proposed merger of the Central Parking and the company. The expected future operating results of the combined company and the expected timing of completion of the merger and other statements regarding the company’s strategies, plans, intentions, future operations and expected financial performance.

Actual results, performance and achievements could differ materially from those expressed in or implied by these forward-looking statements due to a variety of risks, uncertainties and other factors including those described in our earnings release issued yesterday, which is incorporated by reference for purposes of this call. I’d also like to refer you to disclosures made in the company’s current reports and quarterly and annual filings with the Securities and Exchange Commission.

Finally, before we get started, I want to mention that this call is being broadcast live over the Internet and can be accessed on the Investor Relations page of our website at standardparking.com. A replay will be available beginning as soon as possible and continuing for 30 days after the call.

With that, I’ll turn the call over to Jim.

James A. Wilhelm, President, Chief Executive Officer & Director

Thanks Marc, good morning, everybody. As we announced last week, we have entered into an agreement to merge with Central Parking. A replay of the webcast we held the last week to discuss the merger details can be listened to by visiting our website, www.standardparking.com, or the deal-specific website, which is www.standardparkingevolution.com. We believe that this will be a transformative transaction that will increase opportunities to cross-sell services and create operating efficiencies as the transaction will add more than 2,200 locations and approximately 1 million parking spaces to our location footprint.

I encourage those who haven’t already done so to listen to the webcast replay and review the press release and investor slides that are available on both websites. The teams at both companies are excited to start writing the next growth chapter as a combined company once this deal closes.

As you might imagine, preparing for the signing of the deal that we announced took a lot of time, energy and money. We invested $2.7 million in 2011, $2.3 million of which was incurred in the fourth quarter doing everything necessary leading up to last week’s announcement. Earlier in 2011, we also spent $400,000 in investigating another acquisition opportunity that ultimately didn’t proceed. Overall, our 2011 results include $3.1 million of cost incurred for merger and acquisition activity or about $0.11 on earnings per share. We’ve carved this out – we’ve carved this noise out from our underlying business, so that you can see that our core business remains solid.

Gross profit was up 2% for the year as compared to 2010. This is slightly lower than what we would typically produce. But as we anticipated and previously discussed during 2011, 2011 was challenged by the fact that certain 2010 special events did not recur last year.

In addition, some of our larger contracts were re-traded late in the year, which also tempered some location gross profit growth to 4% – I’m sorry. It tempered our same location gross profit growth to 4%. The effect of these re-trades will also moderate our 2012 gross profit growth.

Our key statistics, however, continue to remain strong. Location retention remains solid at 91%, which to us indicates that we’re doing a good job proving our value to our clients and maintaining good client relationships.

Operating profit retention also remains steady at 96%. This means that 96% of our 2011 operating profit came from locations that we operated as of December 31, 2011.

Paid exits activity showed some mixed signs as activity at same leased locations was up 6% year-on-year, but only up 1% quarter-over-quarter as activity at certain western regional airports was down for the quarter. We continue to add new contracts and several significant contract wins at the end of 2011, bode well for 2012. We’ve detailed some of those in our press release as well.

In terms of free cash flow, we generated $28.9 million for the year, of which $20 million was in the fourth quarter. While the fourth quarter number reflects unusually favorable movements in working capital that are expected to partially reverse in 2012, we’re nonetheless pleased to see the business generate significant amounts of sustainable free cash flow.

The bottom line for the year is that earnings per share increased 6%, year-over-year, on a reported basis; but if we exclude the $0.11 of merger and acquisition related costs incurred in 2011, adjusted earnings per share increased 16% over 2010. Overall, 2011 was a good year for our company, and we’ve completed a lot of ground work that sets the stage for 2012 to be a truly transformative year.

With that, I’ll turn the call over to Marc so that he can lead you through a more detailed discussion of our financial performance for the quarter and the year ending. Then I’ll give guidance for 2012, and we’ll open up the call as we always do for Q&A.

G. Marc Baumann, Chief Financial Officer, Treasurer & Executive VP

Thanks, Jim. And hello again, everybody. Our earnings release laid out the financial results in quite a lot of detail, so I’m just going to focus on a few of the highlights. Overall, gross profit for the fourth quarter decreased 2%, contributing factors include the effect of certain anticipated location terminations as well as the re-trades that Jim mentioned earlier. These re-trades were also primarily responsible for flat same-location gross profit. Without the impact of these re-trades, same-location gross profit would have increased 5% over the fourth quarter of 2010.

G&A expense increased 9% compared with the fourth quarter of 2010, due to $2.3 million of professional fees incurred in connection with the Central Parking merger agreement and the diligence process relating to that. Without these fees, G&A actually would have decreased 9% from the fourth quarter of 2010 and would have been in line with the run rate expectation that we gave you earlier of about $11.4 million per quarter.

Net income attributable to the company for the fourth quarter of 2011 was $3.6 million or $0.23 per share, as compared with $4.7 million or $0.29 per share for the same period of 2010. Remember that the 2011 fourth quarter includes $0.09 per share impact of significant merger-related costs. Excluding these costs, the fourth quarter of 2011 adjusted EPS would have increased to $0.32, representing a 10% increase over the fourth quarter of 2010.

In terms of free cash flow, as Jim mentioned, the company generated significant free cash flow during the fourth quarter of 2011, $20 million in total, as compared with $2.5 million generated during the fourth quarter of 2010. While we expect that as much as $3 million to $4 million of that free cash flow is due to temporary fluctuations in working capital that have already reversed out in the first month or so of 2012, a significant amount of free cash nevertheless is generated during the quarter and for the year. So, what I’m saying is that the $29 million for the year was a bit high due to working capital fluctuations. And we’ve seen this happen from quarter to quarter as we saw both in 2011 and in 2010 where at one quarter, it moves one way; another quarter moves another way. And so, on an overall basis, I think $25 million is probably a better view of the free cash flow that we’ve generated for last year.

Now, I’ll touch briefly on the full year of 2011. Gross profit for 2011 increased by 2% over 2010, and as Jim mentioned, this is slightly lower than we’ve typically experienced, but some of this was anticipated in that we knew that certain large 2010 SP Plus Gameday events wouldn’t recur in 2011. I think we’ve talked about those on prior calls. Also the level of re-trade activity was atypically high, and we certainly don’t anticipate this level of re-trade activity in 2012.

G&A expense for the full year of 2011 increased 1% over the same period of 2010, but excluding the $3.1 million of significant costs related to merger and acquisition activity in 2011, adjusted G&A for the full year actually would have decreased by 6% compared to 2010.

Net income attributable to the company and earnings per share both increased 6% in 2011 as compared with the full year of 2010. Excluding these same merger and acquisition-related costs we’ve been talking about, adjusted EPS would have increased 16%, year-on-year, for the full year.

So, anyway, let me turn it back to Jim for some comments on our outlook.

James A. Wilhelm, President, Chief Executive Officer & Director

Thank you. Looking forward to 2012, our guidance has been provided without regard to the anticipated merger on both the revenue and expense sides. We will continue to incur planning and integration costs relative to the Central merger, which also are not reflected in our guidance. As we have in the past, we’ll continue to quantify these costs in our quarterly communications with you, in order to keep it separate from our underlying business activity and paint some level of transparency.

In terms or our EPS guidance for 2012, we expect earnings per share, excluding any merger-related revenues and cost to be in the range of $1.25 to $1.35. This represents an increase of up to 10% on 2011 adjusted EPS of $1.23, which excludes merger and acquisition-related costs. This guidance assumes approximately 15.8 million diluted shares outstanding. In terms of free cash flow, we continue to expect to generate between $20 million and $25 million of free cash flow during 2012, before any acquisition-related revenues or expenses.

In sum, it’s been a strong year for our company, and we’re excited about the compelling opportunities to create even greater value for our stockholders through our merger. As the planned merger progress during the year, we’ll continue to focus on operational excellence and being a leading competitor in the marketplace.

We’ll continue our plan of expansion and diversification just as we always have. We’ll continue selling the SP Plus brand and continue to seek to capitalize on the trend towards municipal and institutional outsourcing and privatization.

That concludes our formal comments for today. Now, I’ll turn the call back over to Mary to begin the Q&A session.

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] And our first question comes from Kevin Steinke from Barrington Research. Your line is open.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Good morning, Marc and Jim.

<A –Marc Baumann – Standard Parking Corp.>: Good morning.

<A – James Wilhelm – Standard Parking Corp.>: Hi, Kevin.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Hi, thanks for providing that detail on the contract retrades and I know you had discussed that, that was coming up on your last quarterly conference call. So it sounds like that’s mostly behind you or you expect it to be lower in 2012 but are there any other big ones out there that we should be aware of?

<A – James Wilhelm – Standard Parking Corp.>: No, I’m glad you asked the question. I can give you some clarity. We had five of our larger contracts that were up for bid over the 2011 calendar year. I can tell you that four of those five are already buttoned up and completed, and a fifth is in negotiation now. I spoke about the economy over the last couple of years having – causing us to take a look at when retrades came on legacy contracts that it would have the impact that we’ve talked about on this call today and sort of prepped you for during 2011.

The best news is that we’re well on the way towards having – we signed off five of those. That’s just a wonderful credit to my team out on the ground and the field and their ability to deliver a real quality product to our clients and stay real close to our clients and the faith that those five clients in particular had in us.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Great. Marc, I don’t know if you tried to maybe quantify the impact of the re-trades on the fourth quarter gross profit growth, well, I guess you did talk about 5% ex, the re-trade, so I guess that’s probably the best number.

<A – Marc Baumann – Standard Parking Corp.>: Yes.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Yeah. And I mean, should we kind of think about a similar impact going into 2012?

<A – Marc Baumann – Standard Parking Corp.>: There’s so many moving pieces as we look at future periods. I don’t think that we – it makes sense for us to give you a detailed view. I think the perspective that we’re trying to give in the release is that obviously, these re-trades have affected us. We saw the impact on Q4. The fact is we didn’t mention them in the previous quarters because they’re happening now. So you can imagine there’s a full-year effect going on with those, but certainly, we know internally what that full-year effect looks like and we’ve built that into the guidance that we’re giving you today.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Okay. And G&A in 2012, should we continue to think about that as maybe growing less modestly than gross profit? Is that how you’re thinking about it in 2012?

<A – Marc Baumann – Standard Parking Corp.>: I think if you exclude any costs we might incur relating to the continuing preparation for the hopeful completion of the Central Parking merger, excluding those costs, yes, G&A should grow at a slower rate than gross profit. That’s our business model. It has been for a long time, and that’s certainly our expectation. Clearly, in 2011, we really benefited by some investments that we’ve been making and those enabled us to reduce G&A in absolute terms excluding the merger-related costs. We’re not – we don’t have that expectation for 2012.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Okay, great. Lastly, you referred to paid exits up 1% in the fourth quarter, a little slower but I mean it – I don’t know if there’s much to read into that in terms of any meaningful changes in the outlook or in the environment. Is your outlook going into 2012 about the economy pretty much unchanged still somewhat cautious, slower growth, that sort of thing?

<A – James Wilhelm – Standard Parking Corp.>: Yeah. You’ve answered the question, Kevin. We didn’t – we take – we look forward based upon the best data that we have, and this is where it gets to you guys and the rest of the industry that you work in. We don’t see a monumental recovery in place. I spoke specifically about airports. In some geographies, you could lay hotels and airports on top of that and I think we’re cautiously optimistic that the trends are green or positive but not along the lines of what we mentioned in the release and we haven’t assumed any better performance in those industries that we serve than what we have and then the conservative numbers are kind of out there for the economy in general.

<Q – Kevin Steinke – Barrington Research Associates, Inc.>: Okay, great. Thanks a lot. Nice quarter.

<A – James Wilhelm – Standard Parking Corp.>: Thank you.

<A – Marc Baumann – Standard Parking Corp.>: Thank you.

Operator: Thank you. [Operator Instructions] And our next question comes from David Gold from Sidoti. Your line is open.

<Q – David Gold – Sidoti & Co. LLC>: Hi, good morning.

<A – Marc Baumann – Standard Parking Corp.>: Good morning.

<Q – David Gold – Sidoti & Co. LLC>: So, a couple of things. One on re-trades, can you give us a sense for – of those essentially, were all those brought on by contract expirations or were some of them more economically driven?

<A – James Wilhelm – Standard Parking Corp.>: Yes, they were all brought on by contract date expirations.

<Q – David Gold – Sidoti & Co. LLC>: Okay.

<A – James Wilhelm – Standard Parking Corp.>: In all of those, we’ve had in excess of 20 or 25 years.

<Q – David Gold – Sidoti & Co. LLC>: And can you say what the – [indiscernible] (18:32) if it’s specific to the big ones, to the four or the five, can you say what the terms in that – I don’t mean economically, but how long the new contracts were in for?

<A – James Wilhelm – Standard Parking Corp.>: Not specifically, but I can tell you that they are longer than our average, David, is the best – is the best answer I can give you.

<Q – David Gold – Sidoti & Co. LLC>: Okay, and one other – clearly, there were two big airports in your hometown that were up. Are those included in those five?

<A – James Wilhelm – Standard Parking Corp.>: I can’t speak to specific contracts, David.

<Q – David Gold – Sidoti & Co. LLC>: Okay, but can you say if decisions have come out on those two? I know we’re waiting on them a couple – a month or two ago.

<A – James Wilhelm – Standard Parking Corp.>: I can tell you the request for proposals for both O’Hare and Midway went on the street in 2011, and there is a competitive process underway for the renewal of those contracts.

<Q – David Gold – Sidoti & Co. LLC>: Okay, perfect. And then, Marc, two other questions, on the share count, can you give an actual share count at year end or fourth quarter – [ph] pattern of (19:42) fourth quarter share count, I didn’t see it in the release unless I missed it.

<A – Marc Baumann – Standard Parking Corp.>: Let me just take a look again, it’s something that I have here.

<Q – David Gold – Sidoti & Co. LLC>: Just one of those things, I guess presumably you can perfectly back into.

<A – Marc Baumann – Standard Parking Corp.>: Yeah, if you look on – well maybe this isn’t the news release, this will be...

<Q – David Gold – Sidoti & Co. LLC>: I didn’t see it – I didn’t see the fourth quarter numbers specifically, right, you gave the whole year.

<A – Marc Baumann – Standard Parking Corp.>: Yes.

<Q – David Gold – Sidoti & Co. LLC>: So the share count you can’t back into?

<A – Marc Baumann – Standard Parking Corp.>: The basic shares outstanding in fourth...

<Q – David Gold – Sidoti & Co. LLC>: Okay.

<A – Marc Baumann – Standard Parking Corp.>: [ph] At 12/31 is 15,485,793 (20:23).

<Q – David Gold – Sidoti & Co. LLC>: And would you have a diluted number for the fourth quarter?

<A – Marc Baumann – Standard Parking Corp.>: 15,845,173.

<Q – David Gold – Sidoti & Co. LLC>: 15,845,173.

<A – Marc Baumann – Standard Parking Corp.>: Yeah.

<Q – David Gold – Sidoti & Co. LLC>: Perfect, and then the easy one, when you’re thinking about embedded in your 2012 guidance can you give a sense for tax rate?

<A – Marc Baumann – Standard Parking Corp.>: I would assume that it’s not going to look a lot different from 2011. If you notice a pattern, we often have a little bit of a lower rate in the fourth quarter as we true up tax credits and other things that are estimates for us a year or so. We end up with maybe a slight dip in the fourth quarter, but I think if you use fourth quarter as a proxy for a full year, it wouldn’t be the right way to look at it. You should look at the full year, and if you take full year 2011, full year 2010, it hasn’t really moved too much and I think that’s the right expectation for 2012.

<Q – David Gold – Sidoti & Co. LLC>: Perfect. Thank you both.

<A – Marc Baumann – Standard Parking Corp.>: Okay, thanks, David.

<A – James Wilhelm – Standard Parking Corp.>: Thanks for calling, David.

<Q – David Gold – Sidoti & Co. LLC>: Sure.

Operator: Thank you. As there are no more questions at this time, I would like to turn the presentation back to Mr. Jim Wilhelm for closing remarks.

James A. Wilhelm, President, Chief Executive Officer & Director

Thanks, Mary. And thank you, everyone, for dialing in today. We look forward to talking to you after we get through this year’s first quarter. Have a great day, everybody.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program, and you may all disconnect at this time.